Exhibit 10.2

[GRAPHIC]	[GRAPHIC]

Date: 2nd December 2003

Our ref: C&I/LC/TEAM3/8KE

CONFIDENTIAL

Catalina Asia Ltd.

6/F., Kenning Industrial Building,

19 Wang Hol Road,

Kowloon Bay,

Kowloon.

Attn.: Mr. Daniel Chan, President /

           Mr. Nicholas LI, Finance Controller

Dear Sirs,

BANKING FACILITIES: CATALINA ASIA LTD.

We are pleased to confirm that the Bank is willing to make available to your company (the “Company”) the following working capital facilities up to the amounts indicated.

1.	CURRENT ACCOUNT OVERDRAFT – HKD1,000,000.-

2.	TRADE FINANCE GROUP ALL (Discrepant Credit Bills Negotiated – with recourse) – HKD30,000,000.-

3.	TRADE FINANCE GROUP 1 – HKD30,000,000.-

4.	TRADE FINANCE GROUP 2 – HKD15,000,000.-

5.	TRADE FINANCE GROUP 3 – HKD15,000,000.-

The above Trade Finance Groups All, 1, 2 and 3 are complementary and the combined outstandings are not to exceed HKD30,000,000.-. Similarly the combined outstandings of Groups 2 and 3 are not to exceed HKD15,000,000.-. For product availability, please see the attachment to this letter.

Prior evidence of insurance is required for all “free on board” and “cost and freight” shipments under import letters of credit.

Catalina Asia Ltd.	[GRAPHIC]

Combined usance and loan period of any one transaction is not to exceed 120 days.

Usance period of export facilities is not to exceed 120 days.

Negotiation of discrepant credit bills is financed on unsecured basis.

Export invoice discounting is allowed with 85% finance for up to 120 days against presentation of the Company’s certified copies of invoices subject to the Bank’s prior approval on drawee. Bill of Lading or Airway Bill is required to be submitted to the Bank as supporting documents to invoice.

Packing credit is allowed with 70% advance against lodgement of valid export letters of credit for up to 90 days or the expiry date of the related letters of credit, whichever is earlier.

The Company undertakes not to accept any amendments to the master letters of credit without the prior written consent of the Bank.

6.	GUARANTEE FACILITY – HKD600,000.-

For the issuance of bank guarantees against counter indemnities from the Company to secure utility services.

7.	FACTORING FACILITY – HKD10,000,000.-

For purchase of receivables in accordance with the terms of the Receivables Purchase Agreement entered into and the rider (if any) from time to time agreed between the Bank and the Company (“Agreement”).

Expressions used in this section have the same meanings as defined in the Agreement unless otherwise defined or the context otherwise requires.

The above limit represents the FIU Limit.

Customer list to be advised to and approved by the Bank from time to time.

Prepayment will be made by the Bank up to the Prepayment Percentage (if not zero) less the Bank’s Service Charge, but subject to the FIU Limit and the Concentration Percentage not being exceeded, and conditional upon compliance in all other respects with the terms of the Agreement.

Credit insurance cover (if applicable) will be taken out in the Bank’s name with either a credit insurer or factoring company appointed by the Bank.

Catalina Asia Ltd.	[GRAPHIC]

The following will also be required for all receivables purchased by the Bank:-

(1)	copy of invoice endorsed with notice of assignment of the relevant debt to the Bank and otherwise complying with the terms of the Agreement;

(2)	evidence of delivery of goods or completion of services satisfactory to the Bank.

Collection will be done either through the Bank, the Bank’s service provider or a factoring company appointed by the Bank. All proceeds are directly payable to the Bank.

Discounting Charge will be payable monthly, calculated as the percentage stipulated in the Agreement of the Funds In Use from time to time.

Service Charge will be calculated as stipulated in the Agreement.

INTEREST, COMMISSIONS AND FEES

Unless otherwise specified, Interest on all sums advanced will be payable monthly in arrears at Prime or HIBOR, whichever is higher. “Prime” means the rate which we announce or apply from time to time as our prime rate for lending Hong Kong Dollars and “HIBOR” means the rate which we determine to be the Hong Kong Interbank Offered Rate for the relevant period.

Commissions will be charged at our standard rates unless otherwise stipulated. Credit bills negotiation (with recourse) for export bills will be discounted at our standard bills finance rate minus 2% per annum for Hong Kong Dollar bills and at our standard bills finance rates minus 0.5% per annum for foreign currency bills. Other than the above, export bills will be discounted, import bills and packing credit will be financed at our standard bills finance rates. Export invoice discounting will be charged at our standard bills finance rate minus 0.75% per annum for Hong Kong Dollar bills and at our standard bills finance rates for United States Dollar bills.

Letters of Credit Opening Commission & Commission in lieu of Exchange (Import & export)
First USD50,000.-	1/4%
Balance	1/32%

A default rate of 8% per annum over Prime or HIBOR, whichever is higher, will apply to amounts not paid when due or in excess of agreed facility amounts. All past due bills shall bear interest at 4% per annum above the rates charged on your regular bills outstandings.

Catalina Asia Ltd.	[GRAPHIC]

Whether or not the documentation for the above facilities is executed or the facilities are made available to you as contemplated following your acceptance of this letter, you shall forthwith on demand reimburse the Bank all out of pocket expenses (including but not limited to legal fees and disbursements) incurred by the Bank in connection with the facilities including, without limitation, the negotiation, preparation, execution and/or enforcement of this letter and the documentation referred to below.

AVAILABILITY AND REPAYMENT

The above facilities are subject to periodic review by the Bank at its discretion, and it is expressly agreed that they will at all times be available at the sole discretion of the Bank. Notwithstanding any other provisions contained in this letter or in any other document, the Bank will at all times have the right to require immediate payment and/or cash collateralisation of all or part of any sums actually or contingently owing to it in respect of the above facilities 1-6, and the right to immediately terminate or suspend, in whole or in part, all of the above facilities 1-7 and all further utilisation of these facilities.

ASSIGNMENT

The Company may not assign or transfer all or any of its rights, benefits or obligations under this letter (and any documentation or transactions to which this letter relates) without the Bank’s prior written consent.

The Bank may at any time assign or transfer to any one or more banks or other financial institutions all or any of its rights, benefits or obligations under this letter (and any documentation or transactions to which this letter relates) or change its lending office.

DOCUMENTATION

Before the above facilities may be used, the enclosed copy of this letter must be signed and returned to us together with a certified copy of appropriate authorising board resolutions.

The following documentation are held/will also be required:

•	General Customer Agreement executed by the Company.

•	Unlimited cross corporate guarantees between the Company and Go-Gro Industries Ltd.

Catalina Asia Ltd.	[GRAPHIC]

•	Corporate guarantee by Catalina Lighting, Inc. limited to the principal amount of USD7,800,000.- plus interest and other charges for the account of the Company and Go-Gro Industries Ltd.

•	A letter of Undertaking by Go-Gro Industries Ltd. that it will (i) limit the maximum outstanding of trade receivables and current accounts to HKD150,000,000.- and limit the days outstanding for any Intercompany trade receivables and current account to less than 90 days. Intercompany receivables regarding direct sales to United States buyers are not included in the intercompany trade receivables provided that they are 100% supported by export bills under letters of credit presented to the Bank for negotiation and/or for collection, (ii) provide the Bank with statements showing a breakdown of loans to/from Catalina Lighting, Inc. and/or its subsidiaries and trade receivables and current accounts with Catalina Lighting, Inc. and/or its subsidiaries within 3 months from statement date and (iii) not declare any dividends without the prior written consent of the Bank.

•	A signed original copy of the Company’s annual audited financial statements within 9 months after its financial year end. A signed original copy of annual audited consolidated financial statements of Go-Gro Industries Ltd. within 9 months after its financial year end. A signed original copy of annual audited financial statements of Catalina Lighting, Inc. within 6 months from statement date. Signed original copies of quarterly management accounts, quarterly stock and debtor list of Go-Gro Industries Ltd. within 3 months after the end of the relevant accounting period. A signed original copy of quarterly financial statements of Catalina Lighting, Inc. within 3 months from statement date. Such other information as the Bank may request from time to time.

UNDERTAKINGS

The Company undertakes to the Bank that it will:

•	Maintain its net worth at not less than HKD120,000,000.-

•	Not declare any dividends without the prior written consent of the Bank.

•	Ensure at all times its payment obligations under this letter and the security documentation contemplated hereunder rank at least pari passu to that of its other lenders.

Catalina Asia Ltd.	[GRAPHIC]

•	Immediately inform the Bank of any change of the Company’s directors or beneficial shareholders or amendment of its memorandum or articles of association.

By acceptance of this letter the Company gives consent to the Bank to disclose details of the Company’s account relationship with the Bank (including credit balances and any security given for the facilities) to all or any of the following persons (whether in or outside Hong Kong): (i) its Head Office and any of its offices, branches, related companies or associates, (ii) any actual or proposed participant or sub-participant in, or assignee or novatee of the Bank’s rights in relation to the Company’s accounts, (iii) any agent, contractor or third party service provider which provides services of any kind to the Bank in connection with the operation of its business, (iv) any financial institution with which the Company has or proposes to have dealings to enable credit checks to be conducted on the Company, and (v) any person to whom the Bank is under an obligation to make disclosure under the requirements of any law binding on the Bank or any of its branches.

Please sign the enclosed copy of this letter and return it to the Bank’s Credit Operations at 11th Floor, Standard Chartered Tower, 388 Kwun Tong Road, Kwun Tong, Kowloon, for the attention of the undersigned, within one month after the date of this letter. When accepted, this letter will supersede any previous facility letter which the Bank has issued to the Company. This letter will be governed by Hong Kong SAR law.

We enclose a set of documents which should also be completed and returned to the Bank at the above mentioned address. If you have any queries regarding the completion of the required documents, please contact Ms. Peggy Yiu, whose telephone number is 2282-6611. With regard to queries on banking arrangements, you can contact our Senior Relationship Manager Ms. Angela Leung, whose telephone number is 2821-1812.

We are pleased to be of service to you and take this opportunity to thank you for your custom.

Yours faithfully, For and on behalf of STANDARD CHARTERED BANK

/s/ Eros Hung

Eros Hung Senior Credit Documentation Manager EH/PY/htc Encl.

Catalina Asia Ltd.	[GRAPHIC]

Agreed. For and on behalf of CATALINA ASIA LTD.

/s/ Daniel Chan

[GRAPHIC]

Catalina Asia Ltd.

Attachment Regarding Trade Finance Products

This attachment forms an integral part of our banking facility letter dated : 2nd December 2003.

You may use any product or aggregate of products in any one group up to the limit shown in the attached banking facility letter.

Trade Finance Group ALL

• Discrepant Credit Bills Negotiated - with recourse

Trade Finance Group 1

• Purchase of Documents against Payment Bills of Exchange secured by goods
• Purchase of Documents against Acceptance Bills of Exchange with ECA/approved insurance cover
• Back to Back Letters of Credit
• Import Letters of Credit	- sight and usance - secured by goods
• Loan against Import

Trade Finance Group 2

• Purchase of Documents against Acceptance Bills of Exchange without ECA/approved insurance cover
• Purchase of Documents against Payment Bills of Exchange not secured by goods
• Quasi Back to Back Letters of Credit - not secured by goods
• Import Letters of Credit	- sight and usance - not secured by goods
• Shipping Guarantees

Trade Finance Group 3

• Pre-shipment Loan - i.e. Packing Credit
• Acceptance of draft under Import Letters of Credit
• Release of Documents against Acceptance or Trust Receipt
• Loans against Trust Receipt
• Post Import Loans
• Export Invoice Discounting

RECEIVABLES PURCHASE AGREEMENT

Date :

BETWEEN :-

Standard Chartered Bank which has a place of business at 4-4A Des Voeux Road Central, Hong Kong; and

The Seller whose name and address appear below

This Agreement comprises the Schedule below and the attached Conditions.

SCHEDULE

Seller	Name :	Catalina Asia Ltd.
	Address:	6/F., Kenning Industrial Building, 19 Wang Hoi Road, Kowloon. Kowloon Bay,

Concentration Percentage	100% per customer

Credit Cover Percentage	Up to 90% or to be advised

Discounting Charge	At the Bank’s cost of fund plus 1.5% per annum, subject to fluctuation at the Bank’s discretion.

Prepayment Percentage	90%

Service Charge	0.7% of invoice value

Terms of Payment	Maximum 120 days or in accordance with terms of factoring partners assigned by the Bank whichever is lower.

FIU Limit	Refer to Banking Facility Letter dated 2nd December 2003 as from time to time amended, supplemented or replaced.

Insurance Rider (Export Finance Insurance Policy (“EFIP”))	Applicable Yes ☐

Signed for and on behalf of the Bank

/s/ Illegible

Authorized Signatory

Corporate Signatory Sealed with the Common Seal of :	[GRAPHIC]

CATALINA ASIA LTD.

(Name of Company in Block Letters) and signed by :

(Name of Signatory in Block Letters)	(Signature)

(Name of Signatory in Block Letters)	(Signature)

in the presence of:

Name of Witness :

ID Card No. (or equivalent) of Witness :	(Signature of Witness)

Address of Witness :

Occupation of Witness :

Individual Signatory Signed Sealed and Delivered by :	[GRAPHIC]

(Name of Signatory in Block Letters)	(Signature)

ID Card No. (or equivalent) of Signatory :

In the presence of:

Name of Witness :

ID Card No. (or equivalent) of Witness :	(Signature of Witness)

Address of Witness :

Occupation of Witness :

Individual Signatory Signed Sealed and Delivered by :	[GRAPHIC]

(Name of Signatory in Block Letters)	(Signature)

ID Card No. (or equivalent) of Signatory :

In the presence of :

Name of Witness :

ID Card No. (or equivalent) of Witness :	(Signature of Witness)

Address of Witness :

Occupation of Witness :

CONDITIONS OF RECEIVABLES PURCHASE

1.	Definitions

In these Conditions, “this Agreement” refers to the Receivables Purchase Agreement between the Bank and the Seller of which these Conditions form an integral part, and the following expressions have the following meanings unless the context otherwise requires or permits :-

“Administration Fee” means such fee(s), commission(s) and charge(s) as the Bank may from time to time prescribe in respect of the establishment and administration of the Services in addition to the Service Charge, and includes all costs and expenses incurred or payable by the Bank in connection with this Agreement, any Contract of Sale, any Debts or Associated Rights, any Servicing Arrangement and the collection of Unapproved Debts, which costs and expenses the Seller is liable to pay or reimburse the Bank under this or any other agreement between the Parties;

“Approved Debt” means a Debt or part of a Debt which (a) if existing as at the Commencement Date, is not overdue as at that date, (b) is within the Permitted Limit applicable to the Customer from whom the Debt is owing, (c) the Bank has not, in its discretion, refused to accept as an Approved Debt, and (d) has not become an Unapproved Debt by virtue of Condition 8;

“Assignee” means a person to whom any Debt and its Associated Rights are assigned by the Bank;

“Associated Rights” means, in relation to a Debt, all the Seller’s rights under or in respect of a Contract of Sale and all instruments, securities, Insurances, guarantees, indemnities and negotiable instruments issued in favour or for the benefit of the Seller in respect of the Contract;

“Bank” means Standard Chartered Bank and its successors and assigns;

“Bank Group” means the group comprising Standard Chartered Bank, its holding company and their respective subsidiaries within the meaning of Section 2(4) of the Hong Kong Companies Ordinance;

“Base Rate” means the best lending rate or any replacement or substitute interest rate quoted by the Bank from time to time in Hong Kong for the relevant currency;

“Business Day” means a day, including Saturday, on which the Bank is open for business in Hong Kong;

“Commencement Date” means the date of this Agreement;

“Concentration Percentage” means the percentage which the total Prepayments made by the Bank in relation to unpaid Debts of any one

Customer bears to the total of unpaid Debts Vested in the Bank from time to time, as specified in the Schedule;

“Contract of Sale” means any contract for the supply or provision of Goods by the Seller in the ordinary course of its business, but excluding any such contract which falls within a category notified by the Bank to the Seller as unacceptable for the purposes of this Agreement;

“Credit Cover” means the amount payable by the Bank to the Seller with respect to Approved Debts on the Insolvency or Default of a Customer, calculated by applying the Credit Cover Percentage, in the case of Insolvency, to the amount of any unpaid Approved Debts due from the Customer, or in the case of a Default, to the amount of each Approved Debt in respect of which a Default occurred, but in each case after deducting from such Debts any tax payable by the Customer, and subject to any applicable Minimum Cover;

“Credit Cover Percentage” means the percentage specified in the Schedule which shall be applied in determining the availability and amount of Credit Cover in respect of Debts owing from each Customer, subject to such variation as may be notified by the Bank to the Seller from time to time with respect to any Customer;

“Customer” means a person which incurs any obligation to make payment to the Seller under a Contract of Sale and is accepted by the Bank as a Customer for the purposes of this Agreement;

“Customer Limit” means, in relation to any Customer, the amount from time to time notified by the Bank to the Seller up to which Prepayments will be made by the Bank in relation to unpaid Debts of that Customer;

“Debt” means all or any part of the payment obligations of a Customer under a Contract of Sale;

“Default” means the failure by a Customer to pay a Debt by the Overdue Date;

“Delivered” means, in relation to Goods, despatched to the order of the Customer and, in relation to services, complete performance;

“Discounting Charge” means a charge calculated as the percentage specified in the Schedule of the Funds in Use;

“Eligible Currencies” means such one or more currencies specified by the Bank from time to time as being the currencies in which a Debt may be denominated, and the Eligible Currencies as at the date of this Agreement shall be United States Dollars, British Pounds, French Francs, German Marks, Japanese Yen, Canadian Dollars, Italian Lira, Hong Kong Dollars and EURO, and “Eligible Currency” shall be construed accordingly;

“Exchange Rate” means the rate for converting one currency into another currency which the Bank determines to be prevailing in the relevant foreign exchange market at the time of conversion, such determination to be conclusive and binding on the Seller;

“Factoring Account” means an account established and maintained by the Bank to record all sums payable or paid to the Seller, all payments received in relation to Debts and all charges, expenses and other sums payable or paid by the Seller to the Bank under this Agreement;

“FIU Limit” means the limit specified in the Schedule as representing the aggregate maximum amount of Funds In Use permissible at any one time under this Agreement, which limit shall be applied in determining the amount of Prepayments in respect of Approved Debts;

“Funds In Use” means any excess, for the time being, of (a) total Prepayments made in respect of Debts, plus any outstanding Administration Charge and Discounting Charge and any Service Charges to the extent that they have not been deducted in calculating the Prepayments, over (b) the total amount of cleared funds received by the Bank in relation to Debts;

“Goods” means goods and services;

“Insolvency” means, in relation to (a) an individual, the bankruptcy of that individual or the presentation of a bankruptcy petition against that individual, (b) a partnership, its dissolution; the bankruptcy of or the presentation of a bankruptcy petition against any partner if it relates to a partnership debt, (c) a limited company, the passing of a resolution for voluntary winding up; the presentation of a winding up petition; the making of a winding up order; the appointment of a liquidator (provisional or otherwise); dissolution; (d) any Person, inability or failure or admission of inability to pay debts as they fall due; stopping, suspending or threatening to stop or suspend payment of debts; readjustment, rescheduling or deferral of debts; an arrangement, composition or general assignment with or for the benefit of any creditors; the levying or enforcement of any distress, execution, attachment or similar process or the enforcement of any chattel mortgage on any of the Person’s assets; the appointment of a receiver, administrator, trustee or similar officer in respect of the Person or any of the Person’s assets; and “Insolvent” shall be construed accordingly;

“Insurances” means any insurance taken out pursuant to Condition 9;

“Minimum Cover” means the amount (if any) of each Debt notified by the Bank to the Seller from time to time, below which the Bank shall not be obliged to make any payment pursuant to Condition 4.01(b)(ii);

“Overdue Date” means, in relation to a Customer, the date falling (a) 60 days (or such other period as the Bank may from time to time specify) after the due date of each Debt in respect of which the Credit Cover Percentage is zero, or (b) such number of days after the due date of any other Debt as may from time to time be notified by the Bank to the Seller;

“Parties” means the Bank and the Seller;

“Permitted Limit” means, with respect to cases where the Credit Cover Percentage is not zero, a limit notified by the Bank to the Seller from time to time for the purpose of determining, in respect of any Customer, whether a Debt is an Approved Debt or an Unapproved Debt;

“Person” includes an individual, firm, company, corporation and an unincorporated body of persons;

“Political Event” means, with respect to a Debt, (a) a general moratorium decreed by the government of the country or territory in which the Debt is payable, (b) the occurrence of rebellion, insurrection, revolution, riot, civil commotion or war including civil war or hostilities, (c) any measure or decision of a government which in whole or in part prevents performance of contractual obligations by the relevant Customer under the Contract of Sale, in particular, but without limitation, with regard to the conversion or transfer of funds in the currency required under the Contract of Sale, or (d) political or economic difficulties, or legislative or administrative measures which prevent or delay the transfer of payments or deposits due in respect of a Contract of Sale;

“Prepayment” means the Prepayment Percentage of the amount of a Debt;

“Prepayment Percentage” means the percentage specified in the Schedule of the amount of an Approved Debt or an Unapproved Debt (as the case may be) up to which the Bank will make Prepayment to the Seller;

“Purchase Price” means the aggregate amount the Bank agrees to pay to the Seller for a Debt and its Associated Rights pursuant to Condition 4.01 in the case of an Approved Debt, or Condition 4.02 in the case of an Unapproved Debt, less, in each case, any discount, allowance or credit due or allowable to the Customer from whom the Debt is due, and after deducting the Service Charge payable in respect of the Debt;

“Recourse” means the right of the Bank, by notice, to require the Seller to repurchase a Debt Vested in the Bank at the price specified in Condition 10.02;

“Seller” means the party whose name and address are set out in the Schedule;

“Seller Group” means the group comprising any person which holds, directly or indirectly, any of the share capital or voting power or comparable interest in the Seller, any other person in which such person holds, directly or indirectly, any such capital, power or interest and any person in which the Seller holds, directly or indirectly, any such capital, power or interest;

“Service Charge” means a charge, calculated as the percentage specified in the Schedule of the face invoice value of each Debt;

“Services” means the services provided by the Bank to the Seller under this Agreement;

“Servicing Arrangement” means an arrangement on terms acceptable to the Bank which the Bank may enter into with a correspondent factor or financial institution or other agent or service provider outside Hong Kong in connection with transactions involving the Bank, the Seller and one or more other parties;

“Termination Event” means any event specified in Condition 16;

“Terms of Payment” means the terms specified in the Schedule governing payment under a Contract of Sale;

“Trading Conditions” means the terms and conditions other than the Terms of Payment under a Contract of Sale;

“Unapproved Debt” means (a) a Debt or part of a Debt which either (i) is overdue as at the Commencement Date or (ii) is outside the Permitted Limit applicable to the Customer from whom the Debt is owing; or (b) an Approved Debt which becomes an Unapproved Debt by virtue of Condition 8; and

“Vested” means, in relation to a Debt, vetted in or held on trust for the Bank.

2.	Duration

2.01	This Agreement shall commence on the Commencement Date and continue for 12 months and thereafter until terminated by either the Bank or the Seller giving to the other 30 days’ notice, except that the Bank shall have the right to terminate this Agreement immediately by notice to the Seller at any time following the occurrence of a Termination Event.

2.02	The termination of this Agreement for any reason will not affect (a) any accrued rights and liabilities, or (b) the rights or obligations of either the Bank or the Seller in relation to any Debt then Vested in the Bank and this Agreement shall continue in effect for so long as may be necessary for the full satisfaction and discharge of those rights and obligations.

3.	Vesting and Collection of Debts

3.01	All Debts and Associated Rights shall, as regards Debts existing at the Commencement Date, vest in the Bank on that date and shall, as regards future Debts, vest in the Bank automatically upon coming into existence. The Seller shall, on the Commencement Date, furnish the Bank with particulars of the Debts then in existence and the related Associated Rights and thereafter, as soon as practicable after the coming into existence of any Debts, the Seller shall notify the Bank of the same with the requisite particulars. In each case the Seller shall simultaneously furnish to the Bank or its agent copies of the relevant Contract of Sale and the invoice, the credit note issued to the Customer and all other documents, instruments and information (whether in paper or electronic form) related to each Debt and its Associated Rights.

3.02	Any Debt and its Associated Rights which fail, for any reason, to vest in the Bank effectively shall be held by the Seller on trust for the Bank.

3.03	The Seller shall, if so required by the Bank at any time, at the Seller’s expense complete and sign :-

(a)	an assignment in writing in a form approved by the Bank of any Debt and its Associated Rights; and/or

(b)	a notice (in such form as may be approved by the Bank) of the assignment of any Debt to the Bank or an Assignee, addressed to the relevant Customer, with such payment instructions as the Bank may stipulate. The Bank may direct that the notice be sent forthwith to the relevant Customer or be left undated and deposited with the Bank or the relevant Assignee, in which case the Seller irrevocably authorises the Bank and the Assignee to date and send the notice on behalf of the Seller at any time before exercise of the right of Recourse by the Bank in respect of the relevant Debt.

The Seller shall pay or reimburse the Bank on demand any stamp duty or other taxes levied on any such assignment or otherwise required to render such assignment enforceable in any jurisdiction.

3.04	The Bank shall have the exclusive right (but shall not be obliged) to collect and enforce payment of any Debt and its Associated Rights in such manner as it may decide and, for such purpose, to appoint collection agents, legal and other professional advisers and other agents and service providers and to institute, conduct, defend or compromise in the name of the Bank, an Assignee or the Seller, on such terms as the Bank thinks fit, any legal proceedings in relation to such Debt and its Associated Rights. For any such purpose, the Seller shall provide such assistance as the Bank may request to the Bank and its Assignee, agents, advisers and service providers.

3.05	If the Bank so requires at any time, the Seller shall collect and enforce payment of any Debt and its Associated Rights in the name and on behalf of the Bank or the relevant Assignee and shall, in consultation with the Bank, take such action as may be agreed for this purpose. Any proceeds recovered shall forthwith be paid to the Bank or as it may direct without any deduction, and pending such payment shall be held by the Seller on trust for the sole benefit of the Bank.

3.06	The Seller shall bear all taxes and all legal and other costs and expenses (including attorney’s fees) incurred or payable in connection with the collection and enforcement of :-

(a)	any Debt in respect of which the Credit Cover Percentage is zero and its Associated Rights; and

(b)	any other Debt and its Associated Rights, but only in the proportion which the excess of such Debt over the Credit Cover bears to the amount of the Debt.

The Seller shall, on demand by the Bank, reimburse or pay the Bank any such costs and expenses incurred or payable by the Bank.

4.	Prepayments and Payments of Purchase Price

4.01	In relation to any Approved Debt of a Customer, the Bank shall pay to the Seller :-

(a)	on request but subject always to Condition 4.03, the amount of the Prepayment applicable to an Approved Debt, less the Service Charge in respect of the Debt; and

(b)	either :-

(i)	after receipt by the Bank of cleared funds for the amount of the Debt, the amount received less the amount of any Prepayment; or

(ii)	where the Credit Cover Percentage is not zero and the relevant Customer becomes Insolvent or commits Default in respect of the Debt so that cleared funds for the Debt are not received, the amount owing by the Customer in respect of the Debt up to the amount of the Credit Cover, less the amount of any Prepayment, provided that the Bank shall not be obliged to make any payment hereunder where the amount owing in respect of the Debt is less than the Minimum Cover.

4.02	In relation to an Unapproved Debt :-

(a)	on request from the Seller, the Bank may at its discretion and subject to Condition 4.03 pay to the Seller the amount of the Prepayment applicable to an Unapproved Debt, less the Service Charge in respect of the Debt; and

(b)	the Bank shall pay the Seller, after receipt by the Bank of cleared funds for the amount of the Debt, the amount received less the amount of any Prepayment.

4.03	The Bank shall not be obliged to prepay any amount of a Debt owing by a Customer :-

(a)	to the extent the Prepayment results in the Concentration Percentage, the Customer Limit or the FIU Limit being exceeded;

(b)	if a Termination Event has occurred or notice to terminate this Agreement has been given under Condition 2.01; or

(c)	if the Bank notifies the Seller that it is not satisfied with any information provided by the Seller and/or the Customer in relation to the Debt or its Associated Right.

4.04	The Bank shall pay each amount due to the Seller in accordance with Condition 4.01 or 4.02 on such Business Day as may be agreed between the Bank and the Seller. In the absence of such agreement, payment shall be made :-

(a)	to the extent practicable, on the Business Day after

(i)	receipt of the Seller’s request for Prepayment, in the case of Condition 4.01(a); or

(ii)	receipt of the cleared funds, in the case of Condition 4.01(b)(i) or 4.02(b);

but, in each case, not later than the second Business Day after such receipt; or

(b)	in the case of Condition 4.01(b)(ii), as soon as practicable after the date Default occurs in respect of the Debt or receipt by the Bank of satisfactory proof of the Insolvency, if earlier; or

(c)	in the case of Condition 4.02(a), as soon as practicable after receipt of the Seller’s request for Prepayment and the Bank in its discretion decides to allow the Prepayment.

4.05	All payments of the Purchase Price shall be in the currency in which the relevant Debt is denominated except to the extent that the Seller may request payment in a different currency and the Bank shall agree, in which event the Purchase Price shall be converted into the agreed currency (“Alternate Currency”) at the Exchange Rate.

4.06	If an amount payable to the Bank in respect of a Debt (including any sum due on exercise of the Bank’s right of Recourse) is received in a currency other than the currency of the relevant Debt or the Alternate Currency (if applicable), the Seller shall be liable for, and shall on demand reimburse the Bank, any shortfall arising from conversion of the amount received into the currency of the Debt or the Alternate Currency (as the case may be) at the Exchange Rate.

4.07	If, for any reason, any payment received by the Bank has to be refunded or any financial instrument is dishonoured or any other similar circumstance occurs, the Bank shall be entitled to adjust any of the terms of the Services as it thinks fit to reflect the same (including, without limitation, any Concentration Percentage, Customer Limit, Credit Cover, FIU Limit, Prepayment Limit or Permitted Limit). Such adjustment will be conclusive and binding on the Seller and the rights and powers of the Bank shall be as if there had been no such payment, dishonour or circumstance.

4.08	In the case of a credit balance for the account of a Customer on the Factoring Account (whether arising from the issue of a credit note by the Seller or otherwise), the Seller irrevocably authorises the Bank to hold, pay and/or otherwise deal with the same as the Bank thinks fit.

5.	Charges

5.01

The Service Charge shall be deducted from the Prepayment in respect of an Approved Debt or an Unapproved Debt in respect of which Prepayment is allowed, and from any cleared funds received in respect of any other Debt and, to the extent that they are not so deducted, shall be paid by the Seller to the Bank on demand.

5.02	The Discounting Charge shall be debited to the Factoring Account on the last Business Day of each calendar month and, to the extent it is not so debited, shall be paid by the Seller to the Bank on demand.

5.03	The Administration Charge shall be payable by the Seller on demand.

6.	Appropriation and Allocation of Receipts and Allowances

6.01	In any case where Approved Debts and Unapproved Debts are owing by the same Customer, the Bank may, notwithstanding any appropriation by the Customer or the Seller, appropriate any payment received in or towards discharge of any Approved Debt in priority to any Unapproved Debt, and appropriate any discount, allowance or credit granted to the Customer in or towards discharge of any Approved Debt in priority to any Unapproved Debt.

6.02	Any dividend, distribution or similar payment received following the Insolvency of a Customer shall be applied, first, in or towards payment of any unpaid Service Charge, Discounting Charge and Administration Charge and any other moneys owing by the Seller to the Bank pursuant to this Agreement, secondly in or towards Prepayments made in respect of unpaid Debts of the Customer, and any balance shall be applied in discharge of Unapproved Debts owing by the Customer at the date of Insolvency. Payments received shall be applied in discharge of Debts in the chronological order in which the Debts arose according to the respective dates of the relevant invoices.

7.	Permitted Limits

7.01	The Bank may from time to time notify the Seller of a Permitted Limit applicable to a Customer.

7.02	In determining which of two or more Debts is within a Permitted Limit or which Debt is to be apportioned as partly within and partly outside a Permitted Limit, the Debts shall be treated as an Approved Debt or an Unapproved Debt in the order in which they respectively become due for payment.

7.03	Where the total of unpaid Debts owing from any one Customer is in excess of the Permitted Limit relating to that Customer, to the extent that any Approved Debt within the Permitted Limit has been paid, the next Debt outside the Permitted Limit shall fall within it to become an Approved Debt.

7.04	All Permitted Limits shall automatically cease upon the occurrence of a Termination Event or the giving of a notice to terminate this Agreement under Condition 2.01.

8.	Conversion of Approved Debt to Unapproved Debt

8.01	In addition to the circumstances set out in Condition 7 which determine whether a Debt is an Approved Debt or an Unapproved Debt in cases where there is a Permitted Limit, if an Approved Debt becomes the subject of a dispute between the Seller and the relevant Customer, whether by reason of revocation of the Contract of Sale or rejection of Goods by the Customer or for any other reason whatsoever, the Debt shall automatically be converted to an Unapproved Debt, and shall remain so unless and until the Bank notifies the Seller that the Debt is again to be treated as an Approved Debt.

9.	Insurances

9.01	With respect to any Debt in respect of which the Credit Cover Percentage is not zero, the Bank may in its absolute discretion take out and maintain, or require the Seller at its own expense to take out and maintain, Insurances against Default and/or Insolvency of the relevant Customer, on such terms and in such amounts and with such insurance companies or offices and through such insurance brokers as the Bank may in its absolute discretion designate, in each case with the Bank named as the loss payee. Where Insurances are effected by the Bank all premis and other sums necessary for effecting and maintaining the Insurances shall be paid by the Bank on behalf of the Seller by debiting the Factoring Account, and to the extent they are not so debited, shall be reimbursed by the Seller on demand. Where Insurances are effected by the Seller, the Seller shall, if so requested by the Bank, at its own expense assign to the Bank the benefit of the Insurances in such manner as the Bank may require, including without limitation giving notice of the assignment to the relevant insurer(s).

10.	Recourse

10.01	The Bank shall have the right to immediate Recourse :-

(a)	in respect of each Unapproved Debt :-

(i)	following non-payment by the Overdue Date;

(ii)	on the date of Insolvency of the relevant Customer; or

(iii)	which becomes the subject of a dispute between the Seller and the relevant Customer whether by reason of revocation of the Contract of Sale or rejection of Goods by the Customer or for any other reason whatsoever, whichever first occurs;

(b)	of all outstanding Unapproved Debts, upon the occurrence of a Termination Event or the giving of a notice to terminate this Agreement under Condition 2.01;

(c)	(where the Credit Cover Percentage is neither zero nor 100%) in respect of the amount of each Approved Debt :-

(i)	which is less than the Minimum Cover, or

(ii)	to the extent that it exceeds the Credit Cover,

on the date a Default occurs in respect of the Debt or, if earlier, the date of Insolvency of the relevant Customer;

(d)	in respect of the amount of each Approved Debt which becomes an Unapproved Debt by virtue of Condition 8, upon its conversion to an Unapproved Debt;

(e)	where there is a Servicing Arrangement, in respect of any Debt the Purchase Price of which has been paid by the Bank and the Bank is later obliged, by reason of a dispute affecting such Debt, to pay an equivalent sum to its counterparty under the Servicing Arrangement in respect of that Debt;

(f)	in respect of each Debt where the Seller is required by the Bank to collect and enforce the Debt and its Associated Rights but the parties fail to agree on the action to be taken; or

(g)	in respect of each Debt where payment by the relevant Customer is or becomes prohibited, restricted or suspended by reason of the occurrence of an Act of God or a Political Event.

10.02	The amount payable by the Seller to the Bank :-

(a)	in accordance with Condition 10.01(a), (b), c(i), (d), (f) or (g) shall be the Purchase Price of the Debt(s) in question;

(b)	in accordance with Condition 10.01(c)(ii) shall be the excess of any Prepayment made in respect of the Debt in question over the Credit Cover;

(c)	in accordance with Condition 10.01(e) shall be the Purchase Price of the Debt in question together with any interest payable by the Bank to its counterparty under the Servicing Arrangement;

in each case, plus the Seller’s share, equivalent to the proportion which the amount payable by it bears to the amount of the relevant Debt(s), of any legal costs and expenses (including attorney’s fees) incurred by the Bank in connection with the collection and enforcement of the relevant Debt(s) and Associated Rights. The Seller shall make payment forthwith on demand by the Bank.

10.03	All Debts and Associated Rights the subject of Recourse shall remain Vested in the Bank until the repurchase price of all such Debts has been received in cleared funds by the Bank. Any amount received by the Bank in relation to a Debt after payment of such repurchase price shall be paid to the Seller.

11.	Returned Goods

11.01	All Goods recovered by the Seller or the Bank in exercise of any Associated Rights relating to any Debt purchased shall be treated as returned Goods.

11.02	Any returned Goods not in the Bank’s possession shall be promptly notified to the Bank, shall be set aside and marked or labelled with the Bank’s name as owner and shall be held by the Seller as trustee for the Bank separate and apart from other Goods pending delivery to the Bank or to its order.

11.03	The Bank shall have the right to take possession of any returned Goods and, for this purpose, may by its authorised representative or agent enter any premises of the Seller at which such Goods are stored for the time being. The Bank shall further be entitled to sell those Goods on such terms as it deems fit and the proceeds of sale, after deduction of all costs and expenses relating to such possession and sale, shall be treated by the Bank as a payment of or on account of the Debt to which such Goods relate.

12.	Factoring Account

12.01	The Bank shall maintain the Factoring Account and will send to the Seller at least once in each calendar month a statement of such Account which shall be deemed to be correct and binding on the Seller unless the Bank is notified of errors within 30 days of the date of its despatch.

13.	Supply of Information

13.01	The Seller will at the Bank’s request make available to the Bank and/or its agent all books, documents, accounts, computer or other records, orders and original correspondence relating to the Debts, Associated Rights, their collection and enforcement and the Customers, and will supply, at the Seller’s expense, certified copies of any of the above on request. The Seller will allow any duly authorised representative or agent of the Bank, at all reasonable times, to attend at any premises where the Seller carries on business to inspect, check, verify and copy (at the Seller’s expense) any of the above.

14.	Warranties and Undertakings

14.01	The Seller represents and warrants to and undertakes with the Bank that :-

(a)	before entering into this Agreement, the Seller disclosed to the Bank all facts and matters then known or which should reasonably then have been known to the Seller which might in any way influence the Bank’s decision to enter into this Agreement and, throughout the term of this Agreement, it will promptly disclose any such facts and matters of which the Seller becomes aware (whether relating to the Seller or any Customer, or otherwise) which might in any way influence the Bank’s decision in the continuance of the Services, the establishment, cancellation or variation of a Permitted Limit, the payment or prepayment of any Purchase Price or otherwise;

(b)	the Seller is the sole legal and beneficial owner of all Debts and the Associated Rights free from any lien, charge, encumbrance or third party rights or claims and, save as disclosed by the Seller to the Bank, no assignment, charge, disposition, trust or other encumbrance or dealing affects or may affect any Debts or Associated Rights, and no other person has or will have any interest in or right relating to any Debts or Associated Rights;

(c)	the Seller has the full right, power and authority to enter into this Agreement and to assign the Debts and the Associated Rights to the Bank on the terms of this Agreement, and no such assignment constitutes or will or may constitute a breach of the Seller’s covenants, warranties, undertakings or obligations under any mortgage, charge, debenture, trust deed or any other agreement to which it is a party;

(d)	no Contract of Sale has been or shall be effected on terms requiring payment by letter of credit or cash except with the Bank’s prior approval;

(e)	it has fully performed, and will promptly perform, all obligations of the Seller to the Customers under the Contracts of Sale and will, at the Bank’s request, provide satisfactory evidence of such performance and, in the event of any failure of such performance, permit the Bank, on such terms as it considers appropriate, to perform any such obligations at the Seller’s expense;

(f)	each invoice issued by the Seller to any Customer relating to a Debt covers Goods which have been actually Delivered and contains, in such form as the Bank may require, (i) a notice of assignment of the Debt to the Bank or an Assignee, (ii) the Terms of Payment and (iii) the customary trade particulars as to description and quantity of the relevant Goods;

(g)	the Terms of Payment and Trading Conditions are and will be binding obligations of each Customer arising out of the Contract of Sale which is valid and enforceable in all respects under the applicable laws to which it is subject, and each Debt will be denominated in an Eligible Currency;

(h)	the Trading Conditions shall be acceptable to the Bank in all respects including, without limitation, a condition which reserves title and ownership of the relevant Goods to the Seller pending payment of the price;

(i)	the Seller is not, and will not be, in breach of its obligations to any Customer or any applicable law or regulation (including any order or decree having the force of law), and each Customer will accept the Goods sold and the invoice (or, if the Customer is Insolvent, the Customer’s liquidator or equivalent will accept a proof of debt for the unpaid balance of the invoiced price) without any dispute or claim;

(j)	no Customer is or will be a member of the Seller Group;

(k)	no Customer or other person has or will have any right, other than under the relevant Contract of Sale, the exercise of which would reduce or extinguish the Debt;

(l)	no dispute has arisen and no Customer has repudiated, rescinded, or claimed damages in respect of, any Contract of Sale, and no Debt is or will be the subject of any counterclaim, set-off or other equity on the part of the relevant Customer, or is or will be subject to any credit, discount or allowance except as shown on the face of the relevant invoice;

(m)	no litigation or arbitration is currently taking place, pending or threatened against the Seller in connection with any Contract of Sale, Debt or Associated Rights, and no Customer is in default of any obligation to the Seller;

(n)	all information supplied or to be supplied to the Bank in connection with this Agreement, each Contract of Sale, each Debt and its Associated Rights and each Customer is and will be true and accurate in all respects and the Seller is not aware of any fact which has not been disclosed in writing to the Bank which might have a material effect on any such information;

(o)	no event has occurred which constitutes a breach of any conditions of the Insurances, or otherwise causes or may or is likely to cause any of the Insurances or any claim thereunder to be avoided, cancelled, denied or disputed;

(p)	no Debt existing on the Commencement Date is overdue for payment or has been waived or released in whole or in part, nor has any extension of time or other indulgence been granted or any compromise or settlement made in respect of any such Debt or any part thereof;

(q)	no Termination Event or prospective Termination Event has occurred.

14.02	The Seller also represents and warrants to and undertakes with the Bank that the foregoing representations and warranties will be true and accurate throughout the continuance of this Agreement with reference to the facts and circumstances subsisting from time to time.

15.	Further Undertakings

15.01	The Seller further undertakes and agrees with the Bank that the Seller will :-

(a)	not grant any discount, allowance or credit to a Customer in respect of any Debt above 5% or such other percentage as may be agreed between the Bank and the Seller at any time and from time to time;

(b)	notify the Bank promptly of any dispute of any kind between the Seller and a Customer relating to a Debt and, subject to the Bank’s exercise of its right of Recourse, resolve the dispute immediately subject to any instructions which the Bank may give and so that any resolution by the Bank of a dispute between the Seller and a Customer shall be conclusive and binding on the Seller;

(c)	deliver to the Bank immediately any financial instrument received by the Seller in respect of a payment of or on account of or in any way relating to Debts and/or their Associated Rights;

(d)	as trustee for the Bank, hold and keep separate from the Seller’s other moneys any remittance received by the Seller in payment of or on account of or in any way relating to Debts or their Associated Rights, and immediately pay to the Bank a sum equivalent to the remittance;

(e)	ensure the due and punctual payment by Customers to the Bank of all Debts;

(f)	ensure that, in relation to any request for a Permitted Limit for any Customer, the full and correct name of that Customer is provided to the Bank and that no details whatsoever relating to any such request or the Bank’s response shall be disclosed to that Customer or any other person;

(g)	not amend or permit any amendment to the Terms of Payment, the Trading Conditions or any other term of any Contract of Sale or any Insurance taken out by the Seller without the Bank’s prior written consent;

(h)	promptly inform the Bank of the occurrence of any Termination Event or prospective Termination Event;

(i)	not create, or attempt or agree to create, or cause or permit to arise or exist, any lien, pledge, charge or other encumbrance over all or any part of the Goods, any Contract of Sale, any Debt or Associated Rights, other than under the Contract of Sale;

(j)	forthwith notify the Bank of the occurrence of any Default or Insolvency of any Customer;

(k)	promptly execute and deliver all such instruments and/or documents with respect to, and make and do all such transfers, assurances, acts and things as the Bank may at any time and from time to time require over or in respect of any Debt or Associated Rights in order to perfect, protect or more fully evidence the Bank’s ownership thereof or for the purpose of enforcing the Bank’s rights hereunder, and allow the name of the Seller to be used as and when required by the Bank for such purposes;

(l)	retain all documents, instruments and other records in any form which evidence the Contracts of Sale, the Debts and the Associated Rights, or which are otherwise necessary or desirable for collection or enforcement of any Debts or Associated Rights;

(m)	not, without the prior written consent of the Bank, waive, release, settle, compromise or abandon any claim which it may have under any Contract of Sale or in respect of any Debt or any Associated Rights, or do or omit to do any other act or thing whereby the recovery in full of any Debt on its due date may be impeded or delayed;

(n)	not sell, assign, transfer, discount or otherwise dispose of any of its rights, title or interest in and to any Contract of Sale or any Debt or Associated Rights except pursuant to this Agreement or in favour of the Bank;

(o)	file all necessary tax returns in relation to any Goods or any Contract of Sale, and promptly pay all taxes adjudicated to be payable on such returns; and

(p)	provide such assistance or cooperation as the Bank may require for the purpose of the filing or making of any claims under any of the Insurances, and will not do, or cause or permit to be done, or omit to do, anything which may constitute any breach of any conditions of the Insurances, or otherwise cause any of the Insurances or any claim thereunder to be avoided, cancelled, denied or disputed.

16.	Termination Events

16.01	The Bank may, at any time, by notice to the Seller, immediately terminate this Agreement if any of the following events happen :-

(a)	the Seller breaches any term of this Agreement or any other agreement between the Seller and any member of the Bank Group which the Bank, at its discretion, considers material;

(b)	any of the representations or warranties given by the Seller in this Agreement is or is proved to be untrue;

(c)	the Seller becomes Insolvent;

(d)	any person which has given the Bank a guarantee or indemnity in respect of (i) the Seller’s obligations under this Agreement or any other agreement between the Seller and any member of the Bank Group, or (ii) the obligations of any other member of the Seller Group under any agreement between such member and a member of the Bank Group, becomes Insolvent or terminates that guarantee or indemnity;

(e)	there is any change, whether direct or indirect, in the ownership, control, constitution or composition of the Seller which the Bank, at its discretion, considers material;

(f)	there is any adverse change in the overall financial condition or business performance of the Seller which the Bank, at its discretion, considers material;

(g)	the Seller ceases or threatens to cease to carry on business;

(h)	distress, execution or similar proceedings is or are levied against the Seller which is not discharged or contested in good faith within 7 days;

(i)	any other event occurs or circumstance arises which, in the Bank’s opinion, is likely adversely to affect the Seller’s ability to comply with its obligations under this Agreement.

17.	Power of Attorney and Further Assurance

17.01	The Seller hereby irrevocably appoints the Bank and any person appointed by it to be the Seller’s attorney, with full power of substitution, for and in its name, on its behalf and as its act and deed, without any reference to or consent from the Seller, to seal, execute, endorse, deliver, perfect and do all deeds, instruments, acts and things as may be required or as the Bank may think fit for the full exercise of all or any of the rights and powers conferred on the Bank under this Agreement, including without limitation perfecting the Bank’s title to any Debt and/or Associated Rights, or performing or securing performance by the Seller of its obligations hereunder or under any Contract of Sale, or giving to the Bank the full benefit of this Agreement. The Seller hereby ratifies and confirms and agrees to ratify and confirm any deed, instrument, act and thing which the Bank and its appointee as such attorney may execute, endorse or do.

18.	Indemnity

18.01	The Seller shall indemnify the Bank against all losses, liabilities, damages, costs and expenses which the Bank may incur as a consequence of any breach by the Seller of any of its obligations under this Agreement or otherwise in connection with this Agreement.

19.	Limitation on Liability

19.01	The Bank shall not be liable to the Seller or any other person for any loss arising from any act, omission or delay on the part of the Bank or any other person in respect of any of the Bank’s rights or obligations under this Agreement unless due to the gross negligence or wilful default of the Bank, its officers or employees.

20.	Disclosure

20.01	The Bank may disclose to all or any of the following persons (whether in or outside Hong Kong):(a) an assignee or potential assignee of the Bank or any Debts and/or Associated Rights or any of the Bank’s other rights in respect of the Seller, (b) any agent, contractor or service provider, (c) any Person providing, or offering to provide, or requested by the Bank or its agent to provide, any Insurances, (d) any member of the Bank Group, on a confidential basis such information about this Agreement, the Seller, any Contract of Sale, any Customer, any Debt and/or Associated Rights as the Bank may think fit, and (e) any person to whom the Bank is under an obligation to make disclosure under the requirements of any law binding on the Bank or any of its branches.

21.	Set-off

21.01	The Bank may, at any time and without prior notice to the Seller or any other Persons, set-off and apply any credit balance to which the Seller is entitled, whether on the Factoring Account or any other account of the Seller with the Bank, and any other money at any time owing by the Bank to the Seller, in or towards satisfaction of any sums payable by the Seller to the Bank under this Agreement. For this purpose, the Bank is authorised to purchase, at the Exchange Rate, such other currencies as may be necessary with the moneys standing to the credit of any such account. This condition shall not prejudice or affect any general or banker’s lien, set-off or other right to which the Bank may otherwise be entitled.

22.	Variations

22.01	The Bank may, at any time at its discretion, by notice to the Seller vary all or any of the terms of this Agreement, including without limitation any Concentration Percentage, Customer Limit, Credit Cover Percentage, FIU Limit, Prepayment Percentage or Permitted Limit. Any such variation shall take effect from a date specified by the Bank except with regard to Debts arising from Goods Delivered before the Seller’s receipt of the notice of variation.

23.	No Waiver

23.01	No failure or delay by the Bank in exercising any right, power or remedy hereunder shall impair such right, power or remedy or operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies herein provided are cumulative and do not exclude any other rights, powers and remedies provided by law.

24.	Entire Agreement

24.01	Unless otherwise agreed between the Bank and the Seller, this Agreement contains all the terms and conditions agreed between the Bank and the Seller as to its subject matter and supersedes any previous agreement and/or arrangement between them, whether written or oral.

25.	Assignment

25.01	The Seller may not assign any of its rights hereunder. The Bank may assign any Debt and Associated Rights and any of its other rights or benefits or sub-contract any of its obligations under this Agreement.

26.	Notices

26.01	Any notice, demand or other communication under this Agreement, except where it expressly permits otherwise :-

(a)	shall be in writing addressed to the Seller at the last address registered with the Bank or addressed to the Bank at its Hong Kong office or such other address as the Bank may notify to the Seller for this purpose;

(b)	may be delivered personally, by leaving it at such address, or by post, facsimile transmission or telex, and

(c)	shall be deemed to have been delivered to the Seller at the time of personal delivery, or on leaving at such address, or on the second day following the day of posting, or on the day of despatch if sent by facsimile transmission or telex, and to the Bank on the day of actual receipt.

27.	Severability

27.01	Each of the provisions of this Agreement is severable and distinct from the other and if one or more of such provisions is or becomes illegal, invalid or unenforceable, the remaining provisions shall not be affected in any way.

28.	Governing Law and Jurisdiction

28.01	This Agreement is governed by and shall be construed in accordance with the laws of the Hong Kong SAR.

28.02	The parties submit to the non-exclusive jurisdiction of the Hong Kong SAR Courts but this Agreement may be enforced in the courts of any competent jurisdiction.

Insurance Rider

(1)	The terms of this Rider shall apply to Customers from time to time accepted by the Bank and notified to the Seller for the purposes of this Rider (“EFIP Customers”). For the avoidance of doubt, in respect of EFIP Customers, this Rider shall be supplemental to and form an integral part of the Receivables Purchase Agreement and the provisions herein set out shall prevail over the Conditions of the Agreement in case of any conflict or inconsistency.

(2)	In relation to the EFIP Customers, and pursuant to Condition 9.01 of the Receivables Purchase Agreement (“Agreement”), the Bank will take out/has taken out an Export Finance Insurance Policy (the “EFIP”) in its own name with Hong Kong Export Credit Insurance (“ECIC”) against losses resulted directly from Buyer Risks and Country Risks (as respectively defined in the EFIP) which occur after shipment of the Goods.

Without affecting the generality of the undertaking stated in Condition 15.01(p) of the Agreement, and in addition to the undertakings on the part of the Seller contained in the Agreement, the Seller agrees that in relation to the EFIP Customers it shall at its own cost assist and cooperate with the Bank to discharge the obligations imposed under, and comply with the provisions of, the EFIP in such manner as the Bank may require, including without limitation:

(a)	ensuring that all relevant Contracts of Sale are evidenced in writing and the terms thereof comply with the conditions stipulated for insurable contracts under the EFIP;

(b)	providing to the Bank all information and documents called for under the EFIP;

(c)	reporting any loss or any event likely to cause any loss which is insured under the EFIP and circumstances in which an EFIP Customer is or appears to be unable to pay debts incurred in the ordinary course of business as and when they fall due;

(d)	obtaining the prior approval of the Bank and ECIC before reselling or disposing of the Goods in case of an EFIP Customer’s failure to take delivery;

(e)	upon request of the Bank, taking such actions or measures and rendering such assistance as ECIC may require for preventing or minimising losses or for obtaining recoveries;

(f)	holding any sums recovered or received by it or its agent (but which have not been shared with ECIC) in trust for ECIC;

(g)	at the request of the Bank, giving full access to ECIC of all documents and records for inspection in connection with the risks covered by the EFIP;

Insurance Rider

(h)	upon request of the Bank, executing a form prescribed by ECIC for the purpose of waiving the Seller’s right to claim under any existing ECIC policy in respect of the same Goods; and

(i)	providing all necessary information and documents to support claims made by the Bank under the EFlP.

(3)	Unless otherwise disclosed to the Bank in writing, the Seller represents and warrants that it is carrying on business in Hong Kong and undertakes that it shall continue to do so for so long as the EFlP is in force. Where the Seller does not carry on business in Hong Kong, this Rider shall only take effect subject to the approval of ECIC.

(4)	The Seller shall be solely liable for all fees and charges levied from time to time by ECIC for approving the credit limit of each EFIP Customer and shall reimburse the Bank on demand where such fees and charges are paid by Bank.

(5)	The Seller agrees that if the Bank’s claims under the EFIP are delayed, disputed or rejected, or the total proceeds which the Bank is entitled to receive under the EFIP are reduced or any proceeds received become repayable to ECIC due to whatever reasons including (but not limited to) the Seller’s fraud, default, omission or neglect, or breach of any provisions of the Agreement (including this Rider), or its provision of false or misleading information required under the EFIP, it shall on demand compensate the Bank by paying to the Bank a sum equivalent to what the Bank would otherwise have received under the EFlP.

(6)	The definition of “Credit Cover” in Condition 1 of the Agreement shall be replaced as follows:

“Credit Cover” means the amount payable by the Bank to the Seller with respect to Approved Debts on the Insolvency or Default of a Customer or on the occurrence of any Political Event, calculated by applying the Credit Cover Percentage,

(a)	in the case of Insolvency or occurrence of a Political Event, to the aggregate amount of Prepayments paid by the Bank to the Seller pursuant to Condition 4 in respect of any unpaid Approved Debts due from the Customer, or

(b)	in the case of a Default, to the amount of the Prepayment paid to the Seller in respect of each Approved Debt in respect of which a Default occurred,

but in each case after deducting from such Debts any tax payable by the Customer, and subject to any applicable Minimum Cover.

Insurance Rider

(7)	The following Conditions in the Agreement shall be amended as follows :

(a)	Condition 4.0l(b)(ii) : after “where the Credit Cover Percentage is not zero, and either the relevant Customer becomes insolvent or commits Default in respect of the Debt”, add “or a Political Event occurs”;

(b)	Condition 4.04(b) : after ‘“Insolvency”, add “or Political Event”;

(c)	Condition 9.01 : after “the Bank may in its absolute discretion take out and maintain, or require the Seller at its own expense to take out and maintain, Insurances against Default and/or Insolvency of the relevant Customer”, add “and/or Political Events”;

(d)	Condition 10.01 (a) : add, as new sub-paragraph (iv), “on the date of occurrence of a Political Event,”;

(e)	Condition 10.0l(c) : after “on the date a Default occurs in respect of the Debt or, if earlier, the date of Insolvency of the relevant Customer”, add “or occurrence of a Political Event”;

(f)	Condition 10.01(g) : delete “or a Political Event”; and

(g)	Condition 15.01(j) : after “any Default or Insolvency of any Customer”, add “or occurrence of any Political Event”.